                                                                EXHIBIT 99.1


KEY ENERGY GROUP, INC.
_______________________________________________________________________________
NEWS RELEASE

FOR IMMEDIATE RELEASE:                                        CONTACT: JIM DEAN
FRIDAY, OCTOBER 10, 1997                                         (732) 247-4822


             KEY ENERGY ANNOUNCES THE APPOINTMENT OF A NEW DIRECTOR

EAST BRUNSWICK, N.J., Oct. 10, 1997 -- Key Energy Group, Inc. (ASE:KEG) announced today that David J. Breazzano has been appointed director, replacing Van D. Greenfield. Mr. Greenfield, a director of the company since 1988, resigned from that position to pursue other interests.

Mr. Breazzano, who is 41 years old, is one of the three principals at DDJ Capital Management, LLC, an investment management firm which was established in 1996 and is based in Wellesley, Massachusetts. He has over 17 years of investment experience and previously served as a Vice President and Portfolio Manager at Fidelity Investments ("Fidelity") from 1990 to 1996. Prior to joining Fidelity, Mr. Breazzano was President and Chief Investment Officer of the T. Rowe Price Recovery Fund. He is currently a director of BioSafe International, Inc., a publicly-traded company.

Francis D. John, Chairman and Chief Executive Officer, stated, "We are very pleased to have Dave Breazzano join our board, his in-depth experience in capital markets and knowledge of the industry will be very helpful in Key Energy's future development." Mr. John added, "We greatly appreciate Mr. Greenfield's contribution to the board and management over the years as the company has evolved as a leader in the well service industry."

Key Energy Group, Inc. is a holding company with diversified energy operations including well servicing/workover services, contract drilling and oil and natural gas production. The Company has operations in most major domestic onshore producing regions and in Argentina.

                                    - ### -